Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statements (Form S-3 Nos. 333-207961) of Orexigen Therapeutics, Inc. and

(2) Registration Statements (Form S-8 Nos. 333-142405, 333-165442, 333-175071, 333-189120, 333-194951 and 333-202763) pertaining to the Orexigen Therapeutics, Inc. 2007 Equity Incentive Plan, 2004 Stock Plan and the Orexigen Therapeutics, Inc. 2013 Employee Stock Purchase Plan;

of our reports dated February 26, 2016, with respect to the consolidated financial statements of Orexigen Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Orexigen Therapeutics, Inc., included in this Annual Report (Form 10-K) of Orexigen Therapeutics, Inc. for the year ended December 31, 2015.

/s/    Ernst & Young LLP

San Diego, California

February 26, 2016